Appleton Reports First Quarter 2007 Results

      APPLETON, Wis., May 14 /PRNewswire/ -- Appleton's net sales for the first quarter ended April 1, 2007, decreased 5.1 percent to $255.3 million compared to net sales of $268.9 million for the same quarter of 2006. Appleton reported a net loss of $0.1 million for first quarter 2007 compared to net income of $5.6 million for first quarter 2006.
      (Logo: http://www.newscom.com/cgi-bin/prnh/20030106/CGM007LOGO)
      Appleton's adjusted earnings, which excludes restructuring charges and certain non-recurring or infrequent and unusual income or expenses as applicable, decreased $1.2 million to $2.9 million for first quarter 2007 compared to $4.1 million adjusted earnings for first quarter 2006. Adjusted earnings is a non-GAAP financial measure. Additional information about adjusted earnings, including a reconciliation of adjusted earnings to GAAP (generally accepted accounting principles in the United States) earnings, is provided at the end of this release.

      First Quarter Business Unit Results (dollars in thousands):

                               Net Sales for the       Operating Income for the
                               Three Months Ended         Three Months Ended
                              April 1,     April 2,      April 1,    April 2,
                                2007         2006          2007         2006

    Technical Papers          $208,627     $217,575     $ 18,677     $ 19,270
    Performance Packaging       23,723       28,881          280        1,752
    Secure and Specialized
     Print Services             22,907       22,471      (2,661)        (634)
    Other (Unallocated)             --           --      (5,941)      (3,080)
                              $255,257     $268,927     $ 10,355     $ 17,308

      Technical Papers
      Technical Papers first quarter net sales decreased $8.9 million or 4.1 percent to $208.6 million. Net sales of carbonless paper decreased $7.4 million, or 5.2 percent compared to the same quarter of 2006. Carbonless shipment volumes were 6.8 percent lower than first quarter 2006. Volume shortfalls offset gains from favorable product mix and improved pricing over first quarter 2006. Net sales of thermal papers decreased $1.5 million or 2.4 percent compared to first quarter 2006. Thermal shipment volumes were 4.7 percent lower than an exceptionally strong first quarter 2006. Net sales of security papers rose $0.4 million or 4.7 percent compared to the same quarter of 2006 largely due to improved pricing and product mix.
      Technical Papers first quarter operating income declined $0.6 million or
3.1 percent to $18.7 million. The prior year period included $1.3 million of gains from the release of litigation reserves and from insurance recovery proceeds. In 2007, the negative impact of volume shortfalls and higher raw material costs were mitigated by improved pricing, productivity gains, and lower selling general and administrative costs compared to the prior year period.

      Performance Packaging
      Performance Packaging first quarter net sales decreased $5.2 million or
17.9 percent to $23.7 million. Lower shipment volumes, product mix changes and lower resin prices resulted in lower first quarter 2007 net sales compared to the prior year period that benefited from strong post-Katrina demand.
      First quarter operating income of $0.3 million was $1.5 million lower than first quarter 2006 operating income. Lower volumes and product mix changes negatively impacted operating income compared to the 2006 period, offsetting productivity improvements and lower selling general and administrative costs.

      Secure and Specialized Print Services
      Secure and Specialized Print Services first quarter net sales increased $0.4 million or 1.9 percent to $22.9 million. An operating loss of $2.7 million was realized during the first quarter compared to an operating loss of $0.6 million during first quarter 2006. During the first quarter of 2007, BemroseBooth recorded a $1.4 million pre-tax charge for sales force, administration and other department employee terminations. In the first quarter of 2006, BemroseBooth recorded a $1.1 million pre-tax gain on sale of fixed assets.

      Other (Unallocated)
      Other (Unallocated) includes costs associated with new business development activities and unallocated corporate expenses. Other (Unallocated) costs increased $2.9 million in the first quarter of 2007 compared to the first quarter of 2006. This increase includes a $1.8 million consulting fee expense incurred to obtain $6.3 million of federal income tax refunds for the 1999-2000 tax years. This increase also includes costs for Appleton's continued investment in research and development to broaden the commercial application of its coating, chemistry formulation, encapsulation and film production core competencies. Appleton commenced shipments of a new non-paper encapsulation product during the first quarter of 2007.

      Earnings release conference call
      Appleton will host a conference call to discuss its first quarter 2007 results Tuesday, May 15 at 11:00 a.m. ET. The call will be broadcast through its Web site, http://www.appletonideas.com/investors. A replay will be available through June 13.

      About Appleton
      Appleton creates product solutions through its development and use of coating formulations and applications, encapsulation technology and secure and specialized print services. The Company produces carbonless, thermal, security and performance packaging products. Appleton is headquartered in Appleton, Wisconsin, and has manufacturing operations in Wisconsin, Ohio, Pennsylvania, Massachusetts and the United Kingdom, employs approximately 3,100 people and is 100 percent employee owned. For more information visit http://www.appletonideas.com.

      Notice regarding forward-looking statements
      This news release contains forward-looking statements. The words "will," "believes," "anticipates," "intends," "estimates," "expects," "projects," "plans," or similar expressions are intended to identify forward-looking statements. All statements in this news release other than statements of historical fact, including statements which address our strategy, future operations, future financial position, estimated revenues, projected costs, prospects, plans and objectives of management and events or developments that Appleton expects or anticipates will occur, are forward-looking statements. All forward-looking statements speak only as of the date on which they are made. They rely on a number of assumptions concerning future events and are subject to a number of risks and uncertainties, many of which are outside of Appleton's control, that could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the factors listed under the heading "Risk Factors" in Appleton's 2006 Annual Report on Form 10-K. Appleton disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Appleton Papers Inc. is a wholly-owned subsidiary of Paperweight Development Corp. Paperweight Development Corp. has guaranteed Appleton's senior credit facility and senior and senior subordinated notes.

      Table 1

                              Appleton Papers Inc.
                      Consolidated Statements of Operations
                             (dollars in thousands)

                                            For the              For the
                                       Three Months Ended   Three Months Ended
                                          April 1, 2007        April 2, 2006
                                          (unaudited)            (unaudited)

    Net sales                              $255,257                 $268,927

    Cost of sales                           191,778                  202,716

    Gross profit                             63,479                   66,211

    Selling, general and
     administrative expenses                 50,760                   48,672
    Restructuring and other charges           2,364                      231

    Operating income                         10,355                   17,308

    Interest expense                         12,281                   12,218
    Interest income                          (1,123)                    (217)
    Other expense                                22                       53

    (Loss) income before income taxes          (825)                   5,254
    Benefit for income taxes                   (749)                    (322)

    Net (loss) income                          $(76)                  $5,576



    Other Financial Data:

    Depreciation and amortization           $18,060                  $19,095


       Table 2

                              Appleton Papers Inc.
                           Consolidated Balance Sheets
                             (dollars in thousands)

                                                      April 1,    December 30,
                                                       2007          2006
                                                    (unaudited)

    Cash and cash equivalents                         $8,469        $19,975
    Other current assets                             306,581        304,946
      Total current assets                           315,050        324,921

    Property, plant and equipment, net               423,849        432,710

    Other long-term assets                           248,854        258,492

      Total assets                                  $987,753     $1,016,123


    Total current liabilities                       $161,040       $182,856

    Long-term debt                                   523,687        524,516

    Other long-term liabilities                      186,150        191,180

    Total equity                                     116,876        117,571

      Total liabilities & equity                    $987,753     $1,016,123

      Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

      This press release includes a discussion of earnings before the effects of certain specifically identified items, which is referred to as adjusted earnings, a non-GAAP measure. Appleton uses non-GAAP adjusted earnings to supplement the understanding of its consolidated financial statements presented in accordance with GAAP. Non-GAAP adjusted earnings is meant to present the financial performance of Appleton's core operations consisting of its three business units, Technical Papers, Performance Packaging and Secure and Specialized Print Services. Management and Appleton's Board of Directors use non-GAAP adjusted earnings to evaluate the performance of Appleton's fundamental business in relation to prior periods. The performance of Appleton's business units is evaluated based on numerous items such as tons sold, average selling prices, gross margins and overhead, among others. Gains from fixed asset sales, insurance recoveries, charges for restructuring, and consulting fees for income tax refund claims are excluded from Appleton's non- GAAP adjusted earnings because management believes each of these items is unique and not part of Appleton's core operations and will only impact Appleton's financial results for a limited period of time. Gains from asset sales and insurance recoveries are distinct from revenues generated from sales of paper and film products and print services. Unlike items such as the cost of raw materials and overhead costs, income tax consulting fee expenses and restructuring charges are unique items that do not represent direct costs incurred in the manufacture and sale of Appleton's products.
      Unlike net income determined in accordance with GAAP, non-GAAP adjusted earnings does not reflect all charges and gains recorded by Appleton for the applicable period and, therefore, does not present a complete picture of Appleton's results of operations for the respective period. However, non-GAAP adjusted earnings provides a measure of how Appleton's core business units are performing, which management believes is useful to investors because it allows comparison of business unit performance from period to period.
      Non-GAAP adjusted earnings should not be considered in isolation from, or as a substitute for, measures of financial performance prepared in accordance with GAAP. The following table sets forth a reconciliation of results determined in accordance with accounting principles generally accepted in the United States of America to non-GAAP adjusted earnings discussed herein (dollars in thousands):

                                                 For the Three   For the Three
                                                  Months Ended    Months Ended
                                                 April 1, 2007   April 2, 2006

    Net (loss) income                                   $(76)        $5,576
    Consulting fee expense                             1,805             --
    Restructuring charges                              1,943            231
    Loss (gain) on sale of fixed assets                  292           (490)
    Insurance recovery                                    --           (975)
    Release of litigation reserves                        --           (275)
    Interest income from tax refunds                  (1,020)            --

    Adjusted earnings                                $ 2,944         $4,067


SOURCE  Appleton
    -0-                             05/14/2007
/CONTACT:  Media, Bill Van Den Brandt Manager, Corporate Communications of
           Appleton, +1-920-991-8613, bvandenbrandt@appletonideas.com/
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